Exhibit 99.6

EXCHANGE AGENT AGREEMENT

                , 2004

The Bank of New York

101 Barclay Street, Floor 8W

New York, New York 10286

Attention: Corporate Trust Administration

Ladies and Gentlemen:

Cullen/Frost Bankers, Inc. (the “Corporation”) and Cullen/Frost Capital Trust II (the “Issuer Trust”) propose to make an offer (the “Exchange Offer”) to exchange, among other securities, Floating Rate Capital Securities, Series A of the Issuer Trust (the “New Capital Securities”) for a like liquidation amount of the outstanding Floating Rate Capital Securities, Series A of the Issuer Trust (the “Old Capital Securities”). The terms of the New Capital Securities are substantially identical to the terms of the Old Capital Securities, except that the New Capital Securities are registered under the Securities Act of 1933, as amended (the “Securities Act”), and, therefore, do not bear certain legends restricting their transfer and do not contain certain provisions providing for additional Distributions. The Old Capital Securities and the New Capital Securities are collectively referred to herein as the “Capital Securities.”

The Corporation and the Issuer Trust hereby appoint The Bank of New York to act as exchange agent (the “Exchange Agent”) in connection with the Exchange Offer. References hereinafter to “you” shall refer to The Bank of New York.

The terms and conditions of the Exchange Offer as currently contemplated will be set forth in a prospectus, dated                 , 2004 (the “Prospectus”), and a letter of transmittal (the “Letter of Transmittal”) to be distributed to all record Holders of the Old Capital Securities. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Prospectus or the Letter of Transmittal. A copy of the Prospectus is attached hereto as Exhibit A. A copy of each of the form of the Letter of Transmittal and the form of the notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) to be used by Holders of Old Capital Securities to surrender Old Capital Securities in order to receive New Capital Securities pursuant to the Exchange Offer, and the form of letter to registered holders, the form of letter to clients and the form of instructions to registered holder from beneficial owner (together with the Letter of Transmittal and the Notice of Guaranteed Delivery, the “Tender Documents”) are attached hereto as Exhibit B.

The Letter of Transmittal (or, in the case of book entry securities, the Automated Tender Offer Program (“ATOP”) system of The Depository Trust Company (“DTC”)) is to be used by the holders of the Old Capital Securities to accept the Exchange Offer. The Prospectus and Letter of Transmittal contain instructions with respect to the delivery of certificates for Old Capital Securities tendered in connection therewith.

The Exchange Offer is expected to commence on or about                     , 2004. The Exchange Offer shall expire at 5:00 p.m., New York City time, on                     , 2004 or on such later date or time to which the Corporation and the Issuer Trust may extend the Exchange Offer (the “Expiration Date”). Subject to the terms and conditions set forth in the Prospectus, the Corporation and the Issuer Trust expressly reserve the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (promptly confirmed in writing) or written notice to you before 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date. If the Exchange Offer is extended, the term “Expiration Date” shall mean the latest date and time to which the Exchange Offer is extended.

The Corporation and the Issuer Trust expressly reserve the right to amend or terminate the Exchange Offer and not to accept for exchange any Old Capital Securities not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption “The Exchange Offer—Conditions to the Exchange Offer.” The Corporation and the Issuer Trust will give oral (promptly confirmed in writing) or written notice of any amendment, termination or nonacceptance to you as promptly as practicable.

In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

1.    You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned “The Exchange Offer” or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

2.    You shall take such action as may from time to time be requested by the Corporation and the Issuer Trust (and such other action as you may deem appropriate) to furnish copies of the Prospectus and the Tender Documents (or such other forms as may be approved from time to time by the Corporation and the Issuer Trust) to all persons requesting such documents and to accept and comply with telephone, facsimile or mail requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. On your request, the Corporation and the Issuer Trust will furnish you with copies of the Prospectus, the Tender Documents and any other forms as may be approved from time to time by the Corporation and the Issuer Trust. All other requests for information relating to the Exchange Offer shall be directed to the Corporation, Attention: Greg Parker.

3.    You are to examine the Letters of Transmittal and the Old Capital Securities and other documents delivered or received by you, by or for the Holders (including any book-entry confirmations, as such term is defined in the Prospectus), to ascertain whether: (a) the Letters of Transmittal and any other Tender Documents are duly executed and properly completed in accordance with the instructions set forth therein and the book-entry confirmations are in due and proper form and contain the information required to be set forth therein; (b) the Old Capital Securities have otherwise been properly tendered; (c) the Old Capital Securities tendered in part are tendered in principal amounts of $100,000 (100 Capital Securities) and integral multiples of $1,000 in excess thereof and, if any Old Capital Securities are tendered for exchange in part, the untendered principal amount thereof is $100,000 (100 Capital Securities) or any integral multiple of $1,000 in excess thereof and (d) Holders have provided their correct Tax Identification Number or required certification. In each case where a Letter of Transmittal or other document has been improperly executed or completed or, for any other reason, is not in proper form, or some other irregularity exists, you will take such action as you consider appropriate to notify the tendering Holder of such irregularity and as to the appropriate means of resolving the same. Determination of questions as to the proper completion or execution of the Letters of Transmittal, or as to the proper form for transfer of the Old Capital Securities or as to any other irregularity in connection with the submission of Letters of Transmittal and/or Old Capital Securities and other documents in connection with the Exchange Offer, shall be made by the Corporation and the Issuer Trust in their sole discretion. Any determination made by the Corporation and the Issuer Trust on such questions shall be final and binding.

4.    The Corporation and the Issuer Trust reserve the absolute right, in their sole discretion, to reject any and all tenders of Old Capital Securities determined by either of them not to be in proper form or the acceptance of which, or exchange for, may, in the view of counsel to the Corporation or the Issuer Trust, be unlawful. The Corporation and the Issuer Trust also reserve the absolute right, subject to applicable law, to waive any of the conditions of the Exchange Offer set forth in the Prospectus or any conditions or irregularity in any tender of Old Capital Securities of any particular holder whether or not similar conditions or irregularities are waived in the case of other holders. The Corporation’s and the Issuer Trust’s interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) shall be final and binding.

5.    At the written request of the Corporation and the Issuer Trust, you shall notify tendering Holders of Old Capital Securities in the event of any extension, termination or amendment of the Exchange Offer. In the event of any such termination, you will return all tendered Old Capital Securities to the persons entitled thereto, at the request and expense of the Corporation.

6.    Tenders of the Old Capital Securities may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus entitled “The Exchange Offer.” Notwithstanding the foregoing, tenders that the Corporation or the Issuer Trust shall approve in writing as having been properly tendered shall be considered to be properly tendered. New Capital Securities are to be issued in exchange for Old Capital Securities pursuant to the Exchange Offer only (a) against delivery to you of Old Capital Securities prior to the Expiration Date or, in the case of a tender in accordance with the guaranteed delivery procedures outlined in the Prospectus and the Letter of Transmittal, within three New York Stock Exchange, Inc. trading days after the date of execution of the related Notice of Guaranteed Delivery, together with executed Letters of Transmittal and any other documents required by the Exchange Offer, or (b) in the event that the Holder is a participant in the DTC system, after delivery of Old Capital Securities in accordance with the ATOP and your receipt of any other evidence required by the Exchange Offer.

You are hereby directed to establish an account with respect to the Old Capital Securities at DTC (the “Book Entry Transfer Facility”) within two business days after the date of the Prospectus in accordance with Section 17A(d) of the Securities Exchange Act of 1934, and the rules and regulations thereunder. Any financial institution that is a participant in the Book Entry Transfer Facility system may, until the Expiration Date, make book-entry delivery of the Old Capital Securities by causing the Book Entry Transfer Facility to transfer such Old Capital Securities into your account in accordance with the procedure for such transfer established by the Book Entry Transfer Facility. In every case, however, a Letter of Transmittal (or a manually executed facsimile thereof) or an Agent’s Message, properly completed and duly executed, with any required signature guarantees and any other required documents must be transmitted to and received by you prior to the Expiration Date or the guaranteed delivery procedures described in the Prospectus and the Letter of Transmittal must be complied with.

7.    You shall advise the Corporation with respect to any Old Capital Securities received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Old Capital Securities.

8.    You shall accept tenders:

(a)    in cases where the Old Capital Securities are registered in two or more names only if signed by all named Holders;

(b)    in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

(c)    from persons other than the registered Holder of Old Capital Securities provided that customary transfer requirements, including any applicable transfer taxes, are fulfilled.

You shall accept partial tenders of Old Capital Securities where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Old Capital Securities to the registrar for split-up and return any untendered Old Capital Securities to the Holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

9.    Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Corporation and the Issuer Trust will notify you (such notice if given orally, to be promptly confirmed in writing) of their acceptance, promptly after the Expiration Date, of all Old Capital Securities properly tendered and you, on behalf of the Corporation and the Issuer Trust, will exchange such Old Capital Securities for New Capital Securities. Delivery of New Capital Securities will be made on behalf of the Corporation and the Issuer Trust by you at the rate of $1,000 principal amount of New Capital Securities for each $1,000 principal amount of the corresponding series of Old Capital Securities tendered promptly after notice (such notice if given orally, to be promptly confirmed in writing) of acceptance of said Old Capital Securities by the Corporation; provided, however, that in all cases, Old Capital Securities tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Old Capital Securities (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other required documents. You shall issue New Capital Securities only in denominations of $100,000 or any integral multiple of $1,000 in excess thereof.

10.    Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Old Capital Securities tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

11.    The Corporation and the Issuer Trust shall not be required to exchange any Old Capital Securities tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Corporation and the Issuer Trust not to exchange any Old Capital Securities tendered shall be given (and confirmed in writing) by the Corporation to you.

12.    If, pursuant to the Exchange Offer, the Corporation and the Issuer Trust do not accept for exchange all or part of the Old Capital Securities tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption “The Exchange Offer—Conditions to the Exchange Offer” or otherwise, or if certificates are delivered for more Old Capital Securities than are tendered, you shall as soon as practicable after the expiration or termination of the Exchange Offer return the certificates for those unaccepted or non-exchanged Old Capital Securities (or, in the case of Old Capital Securities tendered or delivered by book-entry transfer, credit such Old Capital Securities to an account maintained at DTC), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

13.    All certificates for unaccepted Old Capital Securities, reissued Old Capital Securities or for New Capital Securities shall be forwarded by first-class certified mail.

14.    As soon as practicable after the Expiration Date, you shall arrange for cancellation of the Old Capital Securities submitted to you or returned by DTC in connection with ATOP. Such Old Capital Securities shall be cancelled and retired by you in your capacity as Property Trustee under the Amended and Restated Trust Agreement, dated as of February 13, 2004, governing the Capital Securities, as you are instructed by the Corporation (or a representative designated by the Corporation) in writing.

15.    You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

16.    As Exchange Agent hereunder you:

(a)    shall have no duties or obligations other than those specifically set forth herein or as may be subsequently agreed to in writing by you and the Corporation and the Issuer Trust;

(b)    will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Old Capital Securities represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

(c)    shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with indemnity reasonably satisfactory to you;

(d)    may reasonably rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

(e)    may reasonably act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or represented by a proper person or persons;

(f)    may conclusively rely on and shall be protected in acting upon written or oral instructions from any officer of the Corporation and the Issuer Trust;

(g)    may consult with your counsel with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel;

(h)    shall not advise any person tendering Old Capital Securities pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Old Capital Securities; and

(i)    shall not be liable for any action or omission to act unless the same constitutes your own gross negligence or willful misconduct, and in no event shall you be liable to a holder, the Corporation, the Issuer Trust or any third party for special, indirect or consequential damages, or lost profits, arising in connection with this Agreement.

17.    You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to the General Counsel of the Corporation and such other person or persons as it may request, daily (and more frequently during the week immediately preceding the Expiration Date and if otherwise requested) up to and including the Expiration Date, as to the number of Old Capital Securities which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Corporation or any such other person or persons upon oral request made from time to time prior to the Expiration Date of such other information as it or he or she reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Corporation and such person as the Corporation may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Corporation shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Old Capital Securities tendered, the aggregate principal amount of Old Capital Securities accepted and deliver said list to the Corporation within two business days after the Expiration Date.

18.    Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Corporation.

19.    You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you for the payment of transfer taxes by reasons of amounts, if any, borrowed by the Corporation, or any of its subsidiaries or affiliates pursuant to any loan or credit agreement with you or for compensation owed to you hereunder.

20.    For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation as shall be agreed in writing among the Corporation, the Issuer Trust and you.

21.    You hereby acknowledge receipt of the Prospectus, the Letter of Transmittal, the Notice of Guaranteed Delivery and the other Tender Documents and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to the duties, liabilities and indemnification of you as Exchange Agent, which shall be controlled by this Agreement.

22.    The Corporation covenants and agrees to indemnify and hold you harmless in your capacity as Exchange Agent hereunder against any and all loss, liability, cost or expense, including attorneys’ fees and expenses, arising out of or in connection with any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Old Capital Securities reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Old Capital Securities; provided, however, that the Corporation shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your bad faith, gross negligence or willful misconduct. In no case shall the Corporation be liable under this indemnity with respect to any claim against you unless the Corporation shall be notified by you, by letter or by facsimile confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or notice of commencement of action. The Corporation shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the Corporation so elects, the Corporation shall assume the defense of any suit brought to enforce any such claim. In the event that the Corporation shall assume the defense of any such suit, the Corporation shall not be liable for the fees and expenses of any additional counsel thereafter retained by you so long as the Corporation shall retain counsel reasonably satisfactory to you to defend such suit, and so long as you have not determined, in your reasonable judgment, that a conflict of interest exists between you and the Corporation.

23.    You shall comply with all requirements under the tax laws of the United States imposed with respect to the activities performed by you pursuant to this Agreement, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service.

24.    You shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Old Capital Securities, the Corporation’s check in the amount of all transfer taxes so payable; provided, however, that you shall reimburse the Corporation for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

25.    This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

26.    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

27.    In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

28.    This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

29.    Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or facsimile number set forth below:

If to the Corporation:

Cullen/Frost Bankers, Inc.

100 W. Houston Street

San Antonio, Texas 78204

Facsimile: (210) 220-4941

Attention: General Counsel

If to the Issuer Trust:

Cullen/Frost Capital Trust II

c/o The Bank of New York (Delaware)

White Clay Center, Route 273

Newark, Delaware 19711

Facsimile: (302) 283-8279

Attention: Corporate Trust Department

If to the Exchange Agent:

The Bank of New York

101 Barclay Street, Floor 8W

New York, New York 10286

Facsimile: (212) 815-5704/5707

Attention: Corporate Trust Administration

30.    Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Paragraphs 20, 22 and 24 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Corporation any certificates for Capital Securities, funds or property then held by you as Exchange Agent under this Agreement.

31.    You may resign from your duties under this Agreement by giving to the Corporation and the Issuer Trust 30 days’ prior written notice, and the Corporation and the Issuer Trust may terminate your appointment hereunder on 5 days’ prior written notice. Any successor exchange agent appointed by the Corporation and the Issuer Trust shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Exchange Agent without any further act or deed, but you shall promptly deliver and transfer to the successor exchange agent any funds or property at the time held by you hereunder, and you shall execute and deliver any further assurance, conveyance, act or deed necessary for such purpose as the Corporation and the Issuer Trust may reasonably request.

32.    You may not transfer or assign or delegate your rights or responsibilities under this Agreement without the prior written consent of the Corporation and the Issuer Trust.

33.    This Agreement shall be binding and effective as of the date hereof.

Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

CULLEN/FROST BANKERS, INC.

By:

Name:
Title:

CULLEN/FROST CAPITAL TRUST II

By:

Name:
	Title:	Administrator

Accepted and agreed as of the date first above written:

THE BANK OF NEW YORK, as Exchange Agent

By:

Name:
Title:

Exhibit A

[Prospectus]

Exhibit B

[Tender Documents]